UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF
DUTY TO FILE REPORTS UNDER SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 0-23204

                           BOSS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

1221 Page Street
Kewanee, Illinois  61443
                                                      (800) 447-4581
(Address and telephone number of registrant’s principal executive offices)

                      Common Stock, $0.25 par value
(Title of each class of securities covered by this Form)

(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains

Please place an “X” in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:220

Pursuant to the requirements of the Securities Exchange Act of 1934, Boss Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

BOSS HOLDINGS, INC.

By:	/s/ James F. Sanders
James F. Sanders, Secretary

Date:  April 30, 2010